Exhibit 5.1

(313) 465-7000
Honigman Miller Schwartz and Cohn LLP	Fax: (313) 465-8000
Attorney and Counselors	www.honigman.com

January 3, 2019

Neogen Corporation

620 Lesher Place

Lansing, Michigan 48912

Ladies and Gentlemen:

We have acted as counsel to Neogen Corporation, a Michigan corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 4,500,000 of the Company’s Common Shares, par value $0.16 per share (the “Common Shares”), to be issued pursuant to the Neogen Corporation 2018 Omnibus Incentive Plan (the “Plan”).

Based on our examination of such documents and other matters as we deem relevant, we are of the opinion that the Common Shares, when offered, sold and issued by the Company in accordance with the Plan and the awards thereunder, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

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2290 First National Building. 660 Woodward Avenue. Detroit, Michigan 48226-3506

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